Exhibit 10.1

XERIUM TECHNOLOGIES, INC.

EXECUTIVE LONG TERM INCENTIVE PLAN

This Xerium Technologies, Inc. Executive Long Term Incentive Plan (the “Executive LTIP”) contains rules supplemental to those set forth in the Xerium Technologies, Inc. 2010 Equity Incentive Plan (the “EIP”). The Executive LTIP provides for the grant of incentive award opportunities (each, an “Award”) under and subject to the terms of the EIP, which is incorporated herein by reference. In the event of any inconsistency between the Executive LTIP and applicable provisions of the EIP, the EIP shall control. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the EIP.

1. Administration; Eligibility. The Executive LTIP shall be administered by the Committee as described in the EIP. The Committee may in its discretion consult with outside advisors or internal Company resources for purposes of making any determinations in connection with its administration of the Program. Eligibility to participate in the Executive LTIP shall be limited to executive officers who are selected in accordance with the terms of the EIP to participate in the Executive LTIP from among those individuals who are eligible to participate in the EIP (each, a “Participant”). Participation in any Award shall not entitle a Participant to share in any future Awards or in any other future awards of the Company or its subsidiaries.

2. Determination of Number of Shares. The number of shares of Common Stock covered by an Award (the “LTIP Shares”) shall be as determined by the Committee and communicated to each Participant.

3. Determination of Time-Based Versus Performance-Based LTIP Shares. Participants will receive fifty percent (50%) of their LTIP Shares in the form of time-based Restricted Stock Units as described in Section 4 below (“Time-Based RSUs”) and have the remainder of their LTIP Shares (fifty percent (50%)) credited to them as Stock Units on the books of the Company on a one-for-one basis to be earned and vested subject to satisfaction of certain performance conditions (and to the extent the Award is intended to qualify for the performance-based compensation exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to the further limitations of the EIP with respect thereto) as described in Section 5 below and Exhibit A (“Performance Units”).

4. Terms of Time-Based RSUs. Any LTIP Shares that are to be conveyed in the form of Time-Based RSUs will be granted as of May 11, 2012, substantially in the form of the Restricted Stock Units Agreement attached as Exhibit B hereto (the “Time-Based RSU Agreement”), which provides that the RSUs shall vest in three equal annual installments on March 31st of 2013, 2014 and 2015 and settle in shares of Common Stock as soon as administratively possible after they vest.

5. Determination of Number of Performance Shares. The determination of the number of shares of Common Stock to be delivered at the end of the three-year performance period with respect to the Performance Units (the “Performance Shares”) shall be made in accordance with the provisions of Exhibit A applicable for such three-year performance period. Performance Shares will be delivered following the filing of the Form 10-K audited results for the last fiscal year of the three-year performance period but in no case later than March 31 of the calendar year following the close of the three-year performance period.

6. Tax Withholding. The minimum tax withholding amount with respect to any payments being made in RSUs shall be satisfied by means of share withholding at the time the RSUs are settled as provided in the Restricted Stock Units Agreement. The minimum tax withholding amount with respect to any payments being made in Performance Shares shall be satisfied by means of share withholding at the time Performance Shares are delivered.

7. Intent to be Exempt from Section 162(m). Awards for the three-year performance period beginning in 2012 are not intended to qualify for the performance-based compensation exception under Section 162(m) of the Code. In the case of any Award for a subsequent three-year performance period that is intended to so qualify, (i) the Exhibit A performance goals with respect to such Award shall be established by the Committee not later than ninety (90) days after the commencement of the three-year performance period (or by such earlier date as is required by Section 1.162-27(e)(2)(i) of the Treasury Regulations), (ii) the Exhibit A performance goals, as so established, shall be consistent with the eligible performance measures, if any, approved by the shareholders of the Company for use in respect of performance awards under the EIP and shall be objectively determinable in compliance with Section 1.162-27(e)(2) of the Treasury Regulations, and (iii) no portion of the Award shall be paid unless and until the Committee has certified (as required by Section 1.162-27(e)(5) of the Treasury Regulations) that the performance goals have been achieved (or, if the performance goals are expressed in terms that admit of varying payout levels for different levels of performance, have been achieved at a level sufficient to support the payment).

8. Nature of Awards. Awards hereunder are intended to qualify as Stock Unit Awards under the EIP. The Executive LTIP is unfunded.

9. Termination of Employment. No Performance Shares shall be payable to or in respect of a Participant, except as the Committee shall otherwise expressly determine, unless the Participant is employed by the Company or a subsidiary on December 31 of the last year of the three-year performance period.

10. Availability of Stock. If, when Performance Shares become payable in respect of any three-year performance period, the number of shares of Stock needed exceeds the number of shares then available under the EIP, the Performance Shares shall be delivered when the shareholders approve an increase in the number of shares available under the EIP. If the shareholders do not approve such an increase so that all or part of the Performance Shares are not delivered, the Company will pay out the value of any Performance Shares that were not delivered in cash and determine their value by using the average of the per-share closing price of the Common Stock for the last twenty (20) trading days preceding the date the Performance Shares would have been delivered had there been a sufficient number available under the EIP.

11. Clawback. If a participant receives an Award payout under the Executive LTIP based on financial statements that are subsequently required to be restated in a way that would decrease the number of Performance Shares to which the Participant was entitled, the Participant will refund to the Company the difference between what the Participant received and what the Participant should have received; provided that no refund will be required for Performance Shares delivered more than three years prior to the date on which the Company is required to prepare the applicable restatement. The value of any difference to be refunded will be determined in a manner consistent with regulations the Securities and Exchange Commission may adopt pursuant to Section 945 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

12. Treatment of Awards Upon a Change of Control. If (a) the Company merges into or combines with any other entity and, immediately following such merger or combination, any Person or group of Persons acting in concert holds 50% or more of the voting power of the entity surviving such merger or combination (other than any Person or group of Persons which held 50% or more of the Company’s voting power immediately prior to such merger or combination or any Affiliated Person of any such Person or member of such group); (b) any Person or group of Persons acting in concert acquires 50% or more of the Company’s voting power; or (c) the Company sells all or substantially all of its assets or business for cash or for securities of another Person or group of Persons (other than to any Person or group of Persons which held 50% or more of the Company’s total voting power immediately prior to such sale or to any Affiliated Person of any such Person or any member of such group) (each of (a), (b), or (c) a “Change of Control”), then, unless the Committee provides for the continuation or assumption of Performance Units or for the grant of new awards in substitution therefore (which substitute awards, if any, may be payable in cash or other property or a combination thereof) by the surviving entity or acquirer, in each case on such terms and subject to such conditions as the Committee may determine, with respect to each Performance Unit not so assumed or continued:

(a) In the event such transaction occurs on or after the close of the three-year performance period with respect to the Performance Units, the Committee shall determine, acting in its sole and reasonable discretion, prior to the occurrence of the transaction, the extent to which the applicable performance metrics specified in Exhibit A have been satisfied. If financial statements or other relevant data are not available prior to the time of such determination, the Committee shall make such determination based upon the financial information and data then available to the Company.

(b) In the event such transaction occurs prior to the close of the three-year performance period with respect to the Performance Units, the applicable performance metrics specified in Exhibit A shall be determined as follows: (i) the three-year performance period shall be deemed to end on the effective date of such transaction; and (ii) the extent to which the applicable performance metrics specified in Exhibit A for the shortened three-year performance period described in clause (i) above have been achieved shall be determined by the Committee based upon the financial information available to the Company (it being understood that the Committee may, to the extent it deems necessary, extrapolate performance through the effective date of the transaction based upon available data); (iii) the performance determined pursuant to clause (ii) shall then be adjusted by multiplying it by a fraction, the numerator of which is the number of days in the shortened three-year performance period and the denominator of which is 1,095, and the performance as so adjusted shall be the basis for determining the number of Performance Shares to be paid out with respect to the Performance Units, subject to proration in accordance with Section 12(c) below.

(c) If subsection (b) above applies, the number of Performance Shares initially determined under subsection (b) with respect to an Award shall be prorated by multiplying such initially determined amount by a fraction, the numerator of which is the number of days in the shortened three-year performance period and the denominator of which is 1,095.

For purposes of this Section 12, “Person” means any individual, partnership, limited liability company, corporation, association, trust, joint venture, unincorporated organization, or other entity or group, and “Affiliated Person” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or is under common control with such Person.

13. Amendment. The Committee may amend the Executive LTIP at any time and from time to time, and may terminate the Program, in each case subject only to such limitations, if any, as the EIP may impose.

14. 409A. This Executive LTIP and the Time-Based RSUs and Performance Units granted thereunder shall be construed and administered consistent with the intent that they at all times be in compliance with or exempt from the requirements of Section 409A of the Code and the regulations promulgated thereunder.

XERIUM TECHNOLOGIES, INC.

EXECUTIVE LONG TERM INCENTIVE PLAN

Exhibit A (Applicable to 2012-2014 Performance Period)

Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with U.S. generally accepted accounting principles.

Performance Shares

One measure of performance will be used in determining the number of Performance Shares to be delivered, if any, with respect to Performance Units: Xerium Cumulative Bank Adjusted EBITDA.

i. Bank Adjusted EBITDA Metric and Cumulative Bank Adjusted EBITDA Metric

“Bank Adjusted EBITDA Metric” means “Adjusted EBITDA,” as such term is defined in the Credit and Guaranty Agreement (the “Credit Agreement”), dated as of May 26, 2011, entered into by and among the Company, certain subsidiaries of the Company, Citibank N.A., as administrative agent, and other agents and banks party thereto, as in effect for Xerium Technologies, Inc. for the year ended December 31, 2011.

“Cumulative Bank Adjusted EBITDA Metric” means the sum of Bank Adjusted EBITDA Metric for fiscal years 2012 through 2014. Cumulative Bank Adjusted EBITDA Metric will be determined once following the close of the three-year performance period. The Committee shall determine Cumulative Bank Adjusted EBITDA Metric relative to the target for such metric set forth below.

ii. Annual Currency Adjustments.

The final Bank Adjusted EBITDA Metric for each year in the three-year performance period will be adjusted to reflect currency fluctuations relative to the US$ in all markets. Any adjustments made for any year in the three-year performance period under the 2012-2014 Executive LTIP will be based on the following budgeted rates:

Foreign Exchange Rates
ARS	$0.2323
AUD	$1.0250
BRL	$0.5367
CAD	$0.9833
CHF	$1.0665
CNY	$0.1589
EUR	$1.2972
GBP	$1.5535
JPY	$0.01299
MXN	$0.07166
SEK	$0.14543
VND	$0.000047

iii. Cumulative Target Bank Adjusted EBITDA Metric

The target for Cumulative Bank Adjusted EBITDA Metric for the 2012-2014 performance period (the “Target Cumulative Bank Adjusted EBITDA Metric”) shall be such amount as is set and approved by the Compensation Committee; provided, however, that the amount may be adjusted by the Committee after the initial determination of the amount to reflect any material change of circumstance, including without limitation, the acquisition or disposition of any business by the Company or any of its subsidiaries.

iv. Determination of Number of Performance Shares

“X” below refers to the number of Performance Units credited to a Participant under an Award.

“Y” below refers to the Cumulative Target Bank Adjusted EBITDA Metric set forth above.

The number of Performance Shares payable with respect to an Award shall be determined after the close of the last year in the three-year performance period as follows:

Cumulative Bank Adjusted EBITDA Metric below .85Y: no payment

Cumulative Bank Adjusted EBITDA Metric at .85Y: bonus = 0.5X

Cumulative Bank Adjusted EBITDA Metric above .85Y but below Y: bonus = percentage of X determined based on straight line interpolation between 0.5X at .85Y and X at Y

Cumulative Bank Adjusted EBITDA Metric at Y: bonus = X

Cumulative Bank Adjusted EBITDA Metric above Y: bonus = percentage of X determined based on straight line interpolation between X at Y and 2.00X at 1.15Y

The number of Performance Shares payable with respect to Performance Units shall in all cases be capped at 2.00 times a Participant’s Performance Units (2.00X).

Exhibit B

XERIUM TECHNOLOGIES, INC.

TIME-BASED RESTRICTED STOCK UNITS AGREEMENT

(2012-2014 Executive LTIP)

Dated as of May 11, 2012

Pursuant to the terms of the Xerium Technologies, Inc. Long Term Incentive Plan effective for fiscal years 2012 through 2014 (the “2012-2012 Executive LTIP”) and the Xerium Technologies, Inc. 2010 Equity Incentive Plan (the “Plan”), Xerium Technologies, Inc. (the “Company”) hereby grants to (the “Employee”) the Restricted Stock Units Award described below.

1.	The Restricted Stock Units Award. The Company hereby grants to the Employee Units, subject to the terms and conditions of this Agreement and the Plan. An Award shall be paid hereunder, only to the extent that such Award is Vested, as provided in this Agreement. The Employee’s rights to the Units are subject to the restrictions described in this Agreement and the Plan in addition to such other restrictions, if any, as may be imposed by law.

2.	Definitions. The following definitions will apply for purposes of this Agreement. Capitalized terms not defined in the Agreement are used as defined in the Plan, including without limitation the following terms: “Affiliate”; “Committee”; and “Covered Transaction”.

(a)	“Agreement” means this Restricted Stock Units Agreement granted by the Company and agreed to by the Employee.

(b)	“Award” means the grant of Units in accordance with this Agreement.

(c)	“Cause” has the meaning ascribed to it in the written employment agreement between the Company and the Employee (as in effect on the date hereof). If the Employee has no written employment agreement with the Company, “Cause” shall mean (i) the Employee’s conviction of or plea of nolo contendere to a felony or other crime involving moral turpitude; (ii) the Employee’s fraud, theft or embezzlement committed with respect to the Company or any of its subsidiaries; or (iii) the Employee’s willful and continued failure to perform his material duties to the Company and its Subsidiaries, where the Company has provided written notice to the Employee of the failure and the Employee shall not have remedied such failure within then (10) business days following the effectiveness of such notice.

(d)	“Change of Control” has the meaning ascribed to it in Section 12 of the 2012-2014 Executive LTIP.

(e)	“Change of Control Termination” means a termination of the Employee’s employment with the Company or a member of the Company Group that occurs within three (3) months prior to or two (2) years following a Change of Control as a result of (x) termination by a member of the Company Group without Cause or (y) a Good Reason Termination.

(f)	“Common Stock” means the common stock of the Company, $0.01 par value.

(g)	“Company Group” means the Company together with its Affiliates.

(h)	“Fair Market Value” means, on the applicable date, or if the applicable date is not a date on which the NYSE is open the next preceding date on which the NYSE was open, the last sale price with respect to such Common Stock reported on the NYSE or, if on any such date such Common Stock is not quoted by NYSE, the average of the closing bid and asked prices with respect to such Common Stock, as furnished by a professional market maker making a market in such Common Stock selected by the Committee in good faith; or, if no such market maker is available, the fair market value of such Common Stock as of such day as determined in good faith by the Committee.

(i)

“Good Reason Termination” shall mean a termination of employment by the Employee with “Good Reason,” as such term is defined in the written employment agreement between the Company and the Employee (as in effect on the date hereof), where the Employee provides notice of the Good Reason event within 90 days of its occurrence and provides the Company at least 30 days to cure such matter. If the Employee has no written employment agreement with the Company, “Good Reason” shall mean a requirement that the Employee relocate more than fifty (50) miles from his then-current principal residence, it being understood that the Employee may be required to travel frequently and that prolonged periods spent away from Employee’s principal residence shall not constitute Good Reason.

(j)	“Grant Date” means May 11, 2012.

(k)	“NYSE” means the New York Stock Exchange.

(l)	“Payment Date” means, as to Vested Units, within 30 days of the date on which the Units become Vested, provided that to the extent practicable such Payment Date shall be immediately preceding the Change of Control transaction with respect to Units that become Vested in connection with a Change of Control.

(m)	“Pro Rata Portion” shall mean the product of (x) a fraction, the numerator of which is, as of the time of measurement, the number of months (rounded down to the nearest whole number) occurring since the most recently occurring annual anniversary of the Grant Date (or the Grant Date if such an anniversary has not yet occurred) and the denominator of which is 12 and (y) (i) if the time of measurement is prior to the first annual anniversary of the Grant Date, 33.33% of the Units not previously Vested; (ii) if the time of measurement is between the first and second annual anniversary of the Grant Date, 50% of the Units not previously Vested; or (iii) if the time of measurement is between the second and third annual anniversary of the Grant Date, 100% of the Units not previously Vested.

(n)	“Unit” means a notional unit which is equivalent to a single share of Common Stock on the Grant Date, subject to Section 8(a).

(o)	“Vested” means that portion of the Award to which the Employee has a nonforfeitable right.

(p)	“Vesting Dates” means the dates set forth in Section 3(a) of this Agreement.

3.	Vesting.

(a)	The Award shall become Vested based on the following schedule:

Vesting Date	Percentage of Units (including any Units then credited to the Employee pursuant to Section 7) Vested on Vesting Date
March 31, 2013	33.33%
March 31, 2014	33.33%
March 31, 2015	33.34%

4.	Payment of Award. Subject to Section 8(d) below, on the Payment Date, the Company shall issue to the Employee that number of shares of Common Stock as equals that number of Units which have become Vested.

5.	Change of Control.

In the event of a Change of Control unless the Committee determines, in its sole discretion, to accelerate the vesting of the entire portion of the Award that is not then Vested, the Pro Rata Percentage shall become Vested upon the Change of Control and that portion of the Award that is not then Vested or and has not become Vested in accordance with this Section 5 or Section 6 shall be forfeited automatically and the Committee shall arrange for new rights of comparable value, granted by the Company or another entity, to be substituted for the portion of the Award that is not Vested after giving effect to the Change of Control (such rights being referred to herein as a “Replacement Award”). Notwithstanding the foregoing, if the Company is the surviving entity following the Change of Control, the Committee may elect to continue the portion of this Award that is not then Vested and does not become Vested upon the Change of Control in lieu of providing a Replacement Award.

6.	Termination of Employment.

(a) Resignation or Termination by the Company. If the Employee ceases to be employed by the Company Group prior to a Vesting Date as a result of resignation, dismissal or any other reason, then the portion of the Award that has not previously Vested shall be forfeited automatically; provided that (i) in the event of a termination by a member of the Company Group without Cause or a Good Reason Termination, a portion of the Award equal to the Pro Rata Portion as of the time of termination shall Vest immediately prior to such termination and (ii) in the event that the Employee’s employment termination is a Change of Control

Termination, then the entire portion of the Award (or any Replacement Award) that is then not Vested shall become Vested on the date of termination.

(b)	Meaning of termination of employment. If the Company or a member of the Company Group provides Employee a written notice of termination of employment but the termination of employment is not effective for a period of more than thirty (30) days due to applicable law or contractual arrangements between a member of the Company Group and the Employee, for the purposes of this Award, including without limitation Section 6(a) hereof, the Employee’s employment shall be deemed terminated and the Employee shall be deemed ceased to be employed by the Company Group on the date that is thirty (30) days from the date of such notice instead of the actual date of termination.

7.	Dividends. On each date on which dividends are paid by the Company, the Employee shall be credited with that number of additional Units (including fractional Units) as is equal to the amount of the dividend that would have been paid on the Units then credited to the Employee under this Agreement (which shall not include any Vested Units following the Payment Date in respect of such Vested Units) had they been held in Common Stock on such date divided by the Fair Market Value of a share of Common Stock on such date.

8.	Miscellaneous.

(a)	Adjustments Based on Certain Changes in the Common Stock. In the event of any stock split, reverse stock split, stock dividend, recapitalization or similar change affecting the Common Stock, the Award shall be equitably adjusted.

(b)	No Voting Rights. The Award shall not be interpreted to bestow upon the Employee any equity interest or ownership in the Company or any Affiliate prior to the applicable Payment Date, and then only with respect to the shares of Common Stock issued on such Payment Date.

(c)	No Assignment. No right or benefit or payment under the Plan shall be subject to assignment or other transfer nor shall it be liable or subject in any manner to attachment, garnishment or execution.

(d)	Withholding. The Employee is responsible for payment of any taxes required by law to be withheld by the Company with respect to an Award. To facilitate that payment, the Company will, to the extent permitted by law, retain from the number of shares of Common Stock issued to the Employee on the Payment Date that number of shares necessary for payment of the minimum tax withholding amount, valued at their Fair Market Value on the business day most immediately preceding the date of retention. To the extent the Company’s withholding obligation cannot be satisfied by means of share withholding, the Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Employee.

(e)	Employment Rights. This Agreement shall not create any right of the Employee to continued employment with the Company or its Affiliates or limit the right of Company or its Affiliates to terminate the Employee’s employment at any time and shall not create any right of the Employee to employment with the Company or any of its Affiliates. Except to the extent required by applicable law that cannot be waived, the loss of the Award shall not constitute an element of damages in the event of termination of the Employee’s employment even if the termination is determined to be in violation of an obligation of the Company or its Affiliates to the Employee by contract or otherwise.

(f)	Unfunded Status. The obligations of the Company hereunder shall be contractual only. The Employee shall rely solely on the unsecured promise of the Company and nothing herein shall be construed to give the Employee or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or any Affiliate.

(g)	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

(h)

Governing Law. This Agreement and all actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

(i)	409A. The Award shall be construed and administered consistent with the intent that it be at all times in compliance with, or exempt from, the requirements of Section 409A of the Internal Revenue Code and the regulations thereunder.

(j)	Section 162(m). The Award shall be construed and administered consistent with the intent that it qualify to the maximum extent possible as qualifying performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code and the regulations thereunder.

(k)	Amendment. This Agreement may be amended only by mutual written agreement of the parties.

IN WITNESS WHEREOF, Xerium Technologies, Inc. has executed this Restricted Stock Units Agreement as of the date first written above.

Xerium Technologies, Inc.

By:
Name: Title:	Stephen R. Light Chairman, CEO

Acknowledged and agreed:

EMPLOYEE

By:
Name:

Number of LTIP Shares Granted

Number of Time-Based RSUs	Number of Performance Shares
_______	_______